Exhibit 99

NEWS

Contact:	Mark Truby	George Pipas
313-663-6887	313-323-9216
mtruby@ford.com	gpipas@ford.com

FOR IMMEDIATE RELEASE

FORD FURTHER INCREASES VEHICLE PRODUCTION AS CUSTOMERS DEMAND MORE FUEL-EFFICIENT VEHICLES

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Ford is increasing North American production by another 10,000 units to 495,000 units in the third quarter as it builds more fuel-efficient vehicles to meet “Cash for Clunkers” demand.  Ford’s planned third quarter production now exceeds year-ago production levels by 18 percent

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Ford, the UAW and suppliers are working together to ramp up production of the Escape small utility vehicle at Kansas City (Mo.) Assembly Plant and the Focus compact car at Wayne (Mich.) Assembly Plant through additional production shifts and increased overtime

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Ford plans to produce 570,000 vehicles in the fourth quarter, a 33 percent increase versus year-ago levels and 15 percent above planned third quarter 2009 levels.  The increase represents higher production across a range of cars, crossovers and trucks

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After gaining U.S. market share in nine of the past 10 months and posting a year-over-year  sales increase in July, Ford is off to a fast start in August due to continued strong demand for popular new products and the extended “Cash for Clunkers” program

DEARBORN, Mich., Aug. 13, 2009 – Ford Motor Company today announced it is increasing North American production in the third and fourth quarters to respond to growing demand for new Ford products and to ensure dealers are well stocked with fuel-efficient vehicles eligible for the “Cash for Clunkers” program.

Ford is increasing third quarter production by another 10,000 units to 495,000 units primarily to build additional Escape small utility vehicles and Focus small cars, the two most popular Ford vehicles under the federal government’s “Cash for Clunkers” program.  Ford’s planned third quarter production is now 18 percent above third quarter 2008 production levels.

Ford also announced plans to produce 570,000 vehicles in the fourth quarter, 33 percent higher than year-ago levels and 15 percent above the third quarter production plan.  The increase represents higher production across a range of cars, crossovers and trucks.

“Under the ‘Cash for Clunkers’ program, the Ford Escape and Focus are flying off dealer lots, and we’re doing all we can to ensure our dealers are well stocked with the fuel-efficient vehicles that customers really want,” said Mark Fields, Ford’s president of The Americas.  “We also are planning a significant increase in fourth quarter production compared with last year, continuing to match production to the real demand.  We’ll need this additional production as even more people are drawn to our high-quality, fuel-efficient lineup, including our newest entries such as the Ford Taurus and Lincoln MKT.”

Ford is working closely with the UAW and its suppliers to ramp up production of the Escape and Focus.  At the Kansas City (Mo.) Assembly Plant, for example, employees agreed to work Friday and Saturday, Aug. 21-22, during what was a planned shutdown week.  In August and September, Ford will build approximately 3,500 additional Escapes.

At Wayne (Mich.) Assembly Plant, Ford is increasing Focus production by more than 6,000 units in the third quarter through increased overtime Monday through Friday and adding Saturday production shifts.

“This is a team effort with the UAW and our suppliers to meet the demand for fuel-efficient vehicles,” said Joe Hinrichs, Ford group vice president, Global Manufacturing and Labor Affairs.  “We asked our union partners to pull out all the stops – overtime, Saturday shifts, working during the shutdown – and they have delivered.”

The effort to meet “Cash for Clunkers” demand has required close coordination among Ford’s sales and marketing, purchasing, manufacturing and material planning and logistics divisions.  While increasing production, Ford also is reprioritizing vehicle shipments to ensure that vehicles in high demand, such as the Focus, Escape and Fusion, arrive at dealership quickly.

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“Our carriers have been instructed to load Focus, Escapes and Fusions first,” said Ken Czubay, Ford’s vice president of U.S. Marketing, Sales and Service.  “We want to ensure that dealers have an uninterrupted flow of product, because in many cases, they are selling them as soon as they arrive on the lot.”

The fourth quarter production plan represents an increase of 75,000 vehicles versus the third quarter.  The increase, which includes several Ford cars, crossovers and trucks, will help Ford rebuild inventories of key products.

“As we gain momentum with strong new products – with top fuel economy, quality, technology and safety – we are in a position to increase our production and deliver profitable growth over time,” Fields said.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 205,000 employees and about 90 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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